Exhibit 99.1

FB Financial Corporation Announces Acquisition of FNB Financial Corp.

FirstBank Expands into Growing Bowling Green MSA

NASHVILLE, Tenn.--(BUSINESS WIRE)--September 17, 2019--FB Financial Corporation (NYSE: FBK), parent company of FirstBank, announced today that it has entered into a definitive merger agreement to acquire FNB Financial Corp. and its wholly owned subsidiary, Farmers National Bank of Scottsville (collectively referred to as “Farmers National”), pursuant to which Farmers National will be merged with and into FirstBank.

Farmers National, founded in 1923 and headquartered in Scottsville, Kentucky, provides FirstBank an entry into the attractive Bowling Green MSA, where Farmers National is currently ranked 7th in deposit market share with approximately $204 million in deposits, based on FDIC data as of June 30, 2019.

FB Financial’s President and CEO Chris Holmes stated, “We are very excited to announce the proposed combination with Farmers National. Farmers National has been a pillar of the Scottsville community for almost 100 years, and that longevity is reflected in the quality of its associates, customers and reputation. We believe that Scottsville and Bowling Green are attractive markets to bank, and we look forward to supporting the Farmers National associates as they continue to build upon the strong foundation first laid in the Scottsville community in 1923.”

Following close of the transaction, Dan Harbison, President and CEO of Farmers National, will serve as Market President for FirstBank and will be responsible for managing the combined banks’ presence in South Central Kentucky.

Farmers National reported total assets of $253 million, loans of $178 million and deposits of $204 million as of June 30, 2019. Farmers National’s deposit base included 28% noninterest bearing deposits as of June 30, 2019, and had a cost of total deposits of 0.90% for the second quarter of 2019. For the first half of 2019, Farmers National has achieved a return on average assets of 1.18% with a net interest margin of 4.08%.

The consideration is valued at approximately $51.9 million based on 954,827 shares of FBK common stock and $15.0 million in cash consideration.

The acquisition is expected to close in the first quarter of 2020 and is subject to regulatory approvals, approval by FNB Financial Corp. shareholders and other customary closing conditions. The transaction is expected to be marginally accretive to FB Financial Corporation’s earnings per share, excluding transaction costs and expenses, and neutral to FB Financial Corporation’s tangible book value per share at the close of the transaction.

Additionally, Mr. Holmes commented, “Farmers National is a high quality community bank in a shrinking landscape of quality community banks, and we appreciate their faith in this combination with us. We continue to pursue similar opportunities and hope for additional successes in the coming months.”

Waller Lansden Dortch & Davis, LLP served as legal advisor to FB Financial Corporation. Mercer Capital served as financial advisor and provided a fairness opinion to FNB Financial Corp., and Daniel W. Small & Co. served as legal advisor.

In connection with the proposed merger with Farmers National, FB Financial will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register shares of FB Financial common stock. In addition to the information contained within this press release, an Investor Presentation has been posted to FB Financial’s website (www.firstbankonline.com) and has been furnished as an exhibit to a Form 8-K filed with the Securities and Exchange Commission.

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 67 full-service bank branches across Tennessee, North Alabama and North Georgia, and mortgage offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $6.0 billion in total assets.

IMPORTANT INFORMATION FOR SHAREHOLDERS AND INVESTORS

This press release shall not constitute an offer to sell, the solicitation of an offer to sell, or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction, FB Financial will file a registration statement on Form S-4 with the SEC which will contain the proxy statement of FNB Financial Corp. (“FNB”) and a prospectus of FB Financial. Investors and shareholders are encouraged to read the registration statement, including the proxy statement/prospectus that will be part of the registration statement, because it will contain important information about the proposed transaction, FNB, and FB Financial. After the registration statement is filed with the SEC, the proxy statement/prospectus and other relevant documents will be mailed to FNB shareholders and will be available for free on the SEC’s website (www.sec.gov). The proxy statement/prospectus will also be made available for free by contacting FB Financial Corporation Investor Relations at (615) 564-1212 or investors@firstbankonline.com. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

FB Financial, FNB, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from FNB shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of FB Financial may be found in the definitive proxy statement for FB Financial’s 2019 annual meeting of shareholders, filed with the SEC by FB Financial on April 16, 2019, and other documents subsequently filed by FB Financial with the SEC. Information about the directors and executive officers of FNB, including additional information regarding the interests of such participants, will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of these documents may be obtained as described in the paragraph above.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements relating to the timing, benefits, costs, and synergies of the proposed merger with FNB (which we refer to as the “FNB merger”), and FB Financial’s future plans, results, strategies, and expectations. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “projection,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond FB Financial’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the FB Financial or any other person that such expectations, estimates, and projections will be achieved. Accordingly, FB Financial cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict and that are beyond FB Financial’s control. Although FB Financial believes that the expectations reflected in these forward-looking statements are reasonable as of the date of this press release, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) the risk that the cost savings and any revenue synergies from the proposed FNB merger or another acquisition may not be realized or take longer than anticipated to be realized, (2) disruption from the proposed FNB merger with customer, supplier, or employee relationships, (3) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement with FNB, (4) the failure to obtain necessary regulatory approvals for the FNB merger, (5) the failure to obtain the approval of FNB’s shareholders for the FNB merger, (6) the possibility that the costs, fees, expenses, and charges related to the FNB merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (7) the failure of the conditions to the FNB merger to be satisfied, (8) the risks related to the integration of acquired businesses (including the proposed FNB merger, FB Financial’s recent acquisition of branches from Atlantic Capital Bank, and any future acquisitions), including the risk that the integration of the acquired operations with those of FB Financial will be materially delayed or will be more costly or difficult than expected, (9) the risks associated with FB Financial’s pursuit of future acquisitions, (10) the risk of expansion into new geographic or product markets, (11) reputational risk and the reaction of the parties’ customers to the FNB merger, (12) FB Financial’s ability to successful execute its various business strategies, including its ability to execute on potential acquisition opportunities, (13) the risk of potential litigation or regulatory action related to the FNB merger, and (14) general competitive, economic, political, and market conditions.

Many of these factors are beyond FB Financial’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if FB Financial’s underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this press release, and FB Financial does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for FB Financial to predict their occurrence or how they will affect FB Financial.

FB Financial qualifies all of its forward-looking statements by these cautionary statements.

Contacts

MEDIA CONTACT:
Jeanie M. Rittenberry
615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com

FINANCIAL CONTACT:
James R. Gordon
615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com

FARMERS NATIONAL CONTACT:
Dan M. Harbison
270-467-1420
dharbison@fnbankky.com